Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-148568 on Form N-1A of our report dated March 14, 2008, relating to the financial statements of Allstate Financial Investment Trust comprising of AllstateClear Target 2005 Retirement Fund, Allstate ClearTarget 2010 Retirement Fund, Allstate ClearTarget 2015 Retirement Fund, Allstate ClearTarget 2020 Retirement Fund, Allstate ClearTarget 2030 Retirement Fund, Allstate ClearTarget 2040 Retirement Fund, Allstate ClearTarget 2050 Retirement Fund, and Allstate Large Cap Index Fund, appearing in the Statement of Additional Information, which is part of this Registration Statement.  We also consent to the references to us under the headings “Statements and Reports” and “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/ Deloitte and Touche LLP

Milwaukee, WI

March 14, 2008